Exhibit 4.4

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

WARRANT TO PURCHASE COMMON STOCK

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF APRIL 16, 2021, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT
to purchase
53,141,755
Shares of Common Stock of
Clean Energy Fuels Corp.,
a Delaware Corporation

Issue Date: April 16, 2021

1.                  Definitions. Unless the context otherwise requires, when used herein, the following terms shall have the meanings indicated.

“30-Day VWAP” means, as of any date, the volume weighted average price per share of the Common Stock, or any successor security thereto, (rounded to the nearest second decimal place) on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc., or if neither is available, by another authoritative source mutually agreed by the Company and the Warrantholder) from 9:30 a.m. (New York City time) on the Trading Day that is 30 Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date.

“Acquisition Transaction” has the meaning ascribed to it in the Transaction Agreement.

“Additional Vesting Event” has the meaning set forth in the definition of “Vesting Event”.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

“Addendum” means that certain Project Addendum to Fuel Pricing Agreement, effective as of April 16, 2021, by and between Clean Energy and Amazon Logistics, Inc.

“Affiliate” has the meaning ascribed to it in the Transaction Agreement.

“Amazon” means Amazon.com, Inc., a Delaware corporation.

“Antitrust Laws” has the meaning ascribed to it in the Transaction Agreement.

“Appraisal Procedure” means a procedure in accordance with the American Institute of Certified Public Accounts, Inc. (“AICPA”) “VS Section 100 - Valuation of a Business, Business Ownership Interest, Security or Intangible Asset” and such other associated AICPA guidance as is reasonable and applicable whereby two independent appraisers, each employed by firms nationally recognized for valuation expertise and each reasonably experienced in appraising the market value of securities of size in value and characteristics of the Warrant (each a “Qualified Appraiser”), one chosen by the Company and one by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its Qualified Appraiser within 15 days after the date that the Appraisal Procedure is invoked. If within 30 days after receipt by each party of the notices appointing the two Qualified Appraisers, such appraisers are unable to agree upon the amount in question, a third Qualified Appraiser shall be chosen within ten days after the end of such 30-day period by: (i) the mutual consent of such first two Qualified Appraisers; or (ii) if such two first Qualified Appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of Qualified Appraisers on the application of either of the first two Qualified Appraisers. If any Qualified Appraiser initially appointed shall, for any reason, be unable to serve, a successor Qualified Appraiser shall be appointed in accordance with the procedures pursuant to which the predecessor Qualified Appraiser was appointed. In the event a third Qualified Appraiser is appointed, the decision of such third Qualified Appraiser shall be given within 30 days after such Qualified Appraiser’s selection. If three Qualified Appraisers are appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then (a) the determination of such appraiser shall be excluded, (b) the remaining two determinations shall be averaged, and (c) such average shall be binding and conclusive upon the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive upon the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne 50% by the Company and 50% by the Warrantholder. The Qualified Appraisers shall act as experts and not arbitrators.

“Assumed Payment Amount” has the meaning set forth in Section 11(iv).

“Attribution Parties” has the meaning set forth in Section 12(i).

“Beneficial Ownership Limitation” has the meaning set forth in Section 12(ii).

“Board” has the meaning ascribed to it in the Transaction Agreement.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization, or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” has the meaning ascribed to it in the Transaction Agreement.

“Cash Exercise” has the meaning set forth in Section 3(ii).

“Cashless Exercise” has the meaning set forth in Section 3(ii).

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the 30-Day VWAP immediately prior to the exercise date over (y) the Exercise Price, and (ii) the denominator of which is the 30-Day VWAP immediately prior to the exercise date.

“Chosen Courts” has the meaning set forth in Section 13.

“Commercial Agreement” means that certain Fuel Pricing Agreement, effective as of January 15, 2021, by and between Clean Energy and Amazon Logistics, Inc as it may be amended from time to time, including that certain Addendum.

“Commission” has the meaning ascribed to it in the Transaction Agreement.

“Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company” means Clean Energy Fuels Corp., a Delaware corporation.

“Confidentiality Agreement” has the meaning ascribed to it in the Transaction Agreement.

“conversion” has the meaning ascribed to it in the Transaction Agreement.

“Delivered Cost of Gas” means all costs associated with the delivered cost of gas, including without limitation, any transportation or other charges from the local utility, electricity charges, and demand charges at the applicable compressed natural gas fueling facilities under the Commercial Agreement, passed through without markup to Amazon as permitted under the Commercial Agreement.

“Designated Company Office” has the meaning set forth in Section 3(ii).

“Distribution” has the meaning set forth in Section 11(iii).

“DTC” has the meaning ascribed to it in the Transaction Agreement.

“DWAC” has the meaning ascribed to it in the Transaction Agreement.

“Equity Securities” has the meaning ascribed to it in the Transaction Agreement.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

“Exchange Act” has the meaning ascribed to it in the Transaction Agreement.

“Exercise Conditions” has the meaning set forth in Section 3(iii).

“Exercise Period” has the meaning set forth in Section 3(ii).

“Exercise Price” means $13.49.

“Expiration Time” has the meaning set forth in Section 3(ii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting reasonably, in good faith and evidenced by a written notice delivered promptly to the Warrantholder (which written notice shall include certified resolutions of the Board in respect thereof). If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within ten Business Days after receipt of written notice thereof, and the Warrantholder and the Company are unable to agree on the fair market value during the ten-day period following the delivery of the Warrantholder’s objection, the Appraisal Procedure may be invoked by either the Company or the Warrantholder to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder objection. For the avoidance of doubt the Fair Market Value of cash shall be the amount of such cash.

“Financing” has the meaning set forth in Section 11(ii).

“fully diluted basis” has the meaning ascribed to it in the Transaction Agreement.

“Group” has the meaning ascribed to it in the Transaction Agreement.

“Initial Antitrust Clearance” has the meaning ascribed to it in the Transaction Agreement.

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of Common Stock or of such security, as applicable, on The NASDAQ Global Select Market on such day. If the Common Stock or such security, as applicable, is not listed on The NASDAQ Global Select Market as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security. For the purposes of determining the Market Price of the Common Stock or any such security, as applicable, on the Trading Day preceding, on or following the occurrence of an event, (a) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or if trading is closed at an earlier time, such earlier time and (b) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

“Pass Through Costs” means (a) Delivered Cost of Gas and (b) Taxes, in each case to the extent included in Commercial Agreement.

“Permitted Transactions” means (a) issuances of shares of Common Stock (including upon exercise of options) to directors, advisors, employees, or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan, or other similar compensatory agreement or arrangement approved by the Board and (b) shares of Common Stock issuable upon exercise of this Warrant.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Principal Trading Market” means the trading market on which the Common Stock, or any successor security thereto, is primarily listed on and quoted for trading, and which, as of the Issue Date is The NASDAQ Global Select Market.

“Qualified Appraiser” has the meaning set forth in the definition of “Appraisal Procedure.”

“Repurchases” means any transaction or series of related transactions to acquire by purchase or otherwise Equity Securities of the Company or any of its subsidiaries by the Company or any subsidiary thereof for a purchase price greater than the Market Price, whether pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), open market transactions, private negotiated transactions or otherwise, and in each case, whether for cash, Equity Securities of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property or assets (including Equity Securities, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided, however, Repurchases as defined herein shall not include: (i) one or more purchases of Equity Securities of the Company or any Affiliate pursuant to the $30 million share repurchase program in existence as of the date hereof approved by the Company’s Board of Directors on March 12, 2020 pursuant to and in compliance with the requirements of Rule 10b-18 under the Exchange Act ; or (ii) one or more purchases of shares of Common Stock in connection with the net exercise of options, or the payment of tax withholding with respect to equity incentive awards, issued under the Company’s equity incentive plans.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

“Requisite Stockholder Approval” has the meaning ascribed to it in the Transaction Agreement.

“Securities Act” has the meaning ascribed to it in the Transaction Agreement.

“Share Delivery Date” has the meaning set forth in Section 4(i).

“Subject Adjustment” has the meaning set forth in Section 11(vii).

“Subject Record Date” has the meaning set forth in Section 11(vii).

“subsidiary” has the meaning ascribed to it in the Transaction Agreement.

“Taxes” means all federal, state, and local sales, use taxes and fees assessed by governmental agencies that are based, measured, or determined by reference to the selling price, gallons, or gas sold or used in connection with the Commercial Agreement.

“Trading Day” means a day on which the Principal Trading Market is open for trading.

“Transaction Agreement” means the Transaction Agreement, dated as of the date hereof, as it may be amended from time to time, by and between the Company and Amazon, including all annexes, schedules, and exhibits thereto.

“Transaction Documents” has the meaning ascribed to it in the Transaction Agreement.

“Vesting Event” means (a) with respect to 13,283,445 Warrant Shares, the execution of the Addendum, (b) with respect to increments of [*] Warrant Shares, each time at which Amazon and/or any of its Affiliates have collectively made aggregate gross payments totaling $[*] to the Company and/or any of its Affiliates, including payments under the Commercial Agreement, until such time as Amazon and/or any of its Affiliates have collectively paid $[*] to the Company and/or any of its Affiliates, and (c) with respect to increments of [*] Warrant Shares, each time, after payment to the Company and/or any of its Affiliates of the initial $[*] in the aggregate as described in clause (b) above, at which Amazon and/or any of its Affiliates have collectively made aggregate gross payments totaling $[*] to the Company and/or any of its Affiliates, including payments under the Commercial Agreement, until such time as Amazon and/or any of its Affiliates have collectively paid $500,000,000 to the Company and/or any of its Affiliates; provided that the gross payments in clauses (b) and (c) will exclude any payments attributable to Pass Through Costs (clauses (b) and (c), each an “Additional Vesting Event”). For the avoidance of doubt, (i) Vesting Events shall stop occurring once the number of Warrant Shares specified under Section 2 have vested pursuant to Vesting Events, (ii) if a given Vesting Event would cause the number of shares vested to exceed the number of Warrant Shares specified under Section 2 then only the number of shares up to and including the total number of Warrant Shares specified under Section 2 (subject to applicable adjustment or supplementation under this Agreement) shall vest during the final such Vesting Event, (iii) the Warrant Shares that will vest first shall consist of such shares that are not subject to the approvals required pursuant to the applicable Nasdaq Listing Rules, (iv) upon receipt of any approval required pursuant to the applicable Nasdaq Listing Rules, the amount of Warrant Shares vested hereunder shall be adjusted, if applicable, to reflect the same amount of Warrant Shares that would have been vested had such approval not been required, (v) the number of Warrant Shares that will vest pursuant to a Vesting Event are subject to adjustments as provided herein, and (vi) payments made by a third party to Company and/or any of its Affiliates in relation to purchases by or on behalf of Amazon and/or any of its Affiliates under any agreement between Amazon and/or any of its Affiliates, on the one hand, and Company and/or any of its Affiliates on the other, shall be construed as payments by Amazon and/or its Affiliates to Company and/or its Affiliates for all purposes of this Warrant.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

“Warrant” means this Warrant, issued pursuant to the Transaction Agreement.

“Warrant Shares” has the meaning set forth in Section 2.

“Warrantholder” means, in relation to the Warrant, the Person who is the holder of such Warrant. The Warrantholder shall initially be Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.

2.                  Number of Warrant Shares; Exercise Price. This certifies that, for value received, the Warrantholder or its permitted assigns or transferees is entitled, upon the terms hereinafter set forth, to acquire from the Company, in whole or in part, up to a maximum aggregate of 53,141,755 fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), at a purchase price per share of Common Stock equal to the Exercise Price; provided, however such Warrant Shares shall be subject to a reduction unless and until the approvals required pursuant to the applicable Nasdaq Listing Rules, including but not limited to Nasdaq Listing Rule 5635(b), are obtained. The Warrant Shares and Exercise Price are subject to adjustment and/or may be supplemented by or converted into other Equity Securities as provided herein, and all references to “Common Stock,” “Warrant Shares,” and “Exercise Price” herein shall be deemed to include any such adjustment, supplement, and/or conversion or series of adjustments, supplements, or conversions.

3.                  Exercise of Warrant; Term; Other Agreements; Book Entry; Cancelation.

(i)                 Promptly following the occurrence of a Vesting Event, the Company shall deliver to the Warrantholder a Notice of Vesting Event in the form attached as Annex A hereto; provided that neither the delivery, nor the failure of the Company to deliver, such Notice of Vesting Event shall affect or impair the Warrantholder’s rights or the Company’s obligations hereunder.

(ii)                 Subject to (A) Section 2, Section 11(v), and Section 12, (B) the approvals required pursuant to the applicable Nasdaq Listing Rules, including but not limited to Nasdaq Listing Rule 5635(b), and (C) compliance with the Antitrust Laws (including with respect to any Warrant Shares issuable from exercise of this Warrant upon an Additional Vesting Event or otherwise), as may be applicable, the right to purchase Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time, from and after the applicable Vesting Event, but in no event later than 5:00 p.m., Seattle time, on April 16, 2031 (subject to extension pursuant to Section 3(iii), such time as extended if applicable, the “Expiration Time” and such period from and after the applicable Vesting Event through the Expiration Time, the “Exercise Period”), by (a) the surrender of this Warrant and the Notice of Exercise attached as Annex B hereto, duly completed and executed on behalf of the Warrantholder, to the Company in accordance with Section 16 (or such other office or agency of the Company in the United States as it may designate by notice to the Warrantholder in accordance with Section 16 hereof (the “Designated Company Office”)), and (b) payment of the Exercise Price for the Warrant Shares thereby purchased by, at the sole election of the Warrantholder, either: (i) tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) or (ii) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in two or more parts, as applicable) equal to the product of (x) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in two or more parts, as applicable) (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”); provided that such product shall be rounded to the nearest whole Warrant Share.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(iii)            Notwithstanding the foregoing, if at any time during the Exercise Period the Warrantholder has not exercised this Warrant in full as a result of there being insufficient Warrant Shares available for issuance or the lack of any required regulatory, corporate or other approval (including, for the avoidance of doubt, any Requisite Stockholder Approval and approval required under the Antitrust Laws (including the Initial Antitrust Clearance), if so applicable) (collectively, the “Exercise Conditions”), the Expiration Time shall be extended until sixty (60) days after such date as the Warrantholder is able to acquire all of the vested Warrant Shares without violating any Exercise Conditions.

(iv)             If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder shall be entitled to receive from the Company, upon request, a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares and the number of Warrant Shares as to which this Warrant is so exercised.

(v)               The Company shall either (a) maintain itself or (b) cause its transfer agent to maintain, in each case, books for the original issuance and the transfer and exercises of the Warrant issuable in connection therewith, in each case in accordance with the terms hereof in book-entry form. If the Company maintains books for the Warrant, then (I) the Company agrees that it will accept instructions from the Warrantholder for the transfer and exercise of the Warrants, to the extent permitted in accordance with the terms of the Warrant and the Transaction Agreement, and (II) the Company shall not require the delivery of the original Warrant or any copy thereof, in each case in certificated form, in connection with the transfer or exercise thereof. The Company shall be responsible for all fees and expenses with respect to maintaining the Warrant in book-entry form.

(vi)             This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Transaction Agreement. Without affecting in any manner any prior exercise of this Warrant (or any Warrant Shares previously issued hereunder), if (a) the Transaction Agreement is terminated in accordance with Section 8.1 thereof or (b) the Warrantholder delivers to the Company a written, irrevocable commitment not to exercise this Warrant, then the Company shall have no obligation to issue, and the Warrantholder shall have no right to acquire, the unvested portion of any Warrant Shares under this Warrant.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

4.                  Issuance of Warrant Shares; Authorization; Listing; Cash Settlement.

(i)                 The Company shall issue a certificate or certificates or book-entry or book-entries for the Warrant Shares issued upon exercise of this Warrant on or before the second (2nd) Business Day following the date of exercise of this Warrant (the “Share Delivery Date”) in accordance with its terms in the name of the Warrantholder and shall deliver such certificate or certificates to the Warrantholder. If the Warrant Shares issued upon any exercise are registered under the Securities Act, in lieu of issuing a physical share certificate or book-entry, the Company’s transfer agent shall use the DTC Fast Automated Securities Transfer Program to credit such aggregate number of Warrant Shares to which the Warrantholder is entitled pursuant to such exercise to the Warrantholder’s or its designee’s balance account with DTC through its DWAC system. The Company shall be responsible for all fees and expenses of its transfer agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing.

(ii)              The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Warrantholder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation, or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Warrantholder’s delivery of the associated exercise price (or notice of cashless exercise).

(iii)            The Company hereby represents and warrants that any Warrant Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by the Transaction Documents, transfer restrictions arising as a matter of U.S. federal securities laws or created by or at the direction of the Warrantholder or any of its Affiliates). Following the issuance of any Warrant Shares, the Company shall register such issuance in book-entry form in the name of the Warrantholder. The Warrant Shares so issued shall be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Warrant Shares may not be actually delivered on such date or credited to the Warrantholder’s DTC account, as the case may be. The Company shall use commercially reasonable efforts to obtain the Requisite Stockholder Approval and at all times reserve and keep available, out of its authorized but unissued Warrant Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate Warrant Shares then issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time).

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(iv)             The Company shall, at its sole expense, procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the Principal Trading Market on which such same class of Equity Securities are then listed or traded, promptly after such Warrant Shares are eligible for listing thereon.

5.                  No Fractional Shares or Scrip. No fractional Warrant Shares or other Equity Securities or scrip representing fractional Warrant Shares or other Equity Securities shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which a Warrantholder would otherwise be entitled, the fractional Warrant Shares or other Equity Securities shall be rounded up to the next whole Warrant Share or other Equity Securities, and the Warrantholder shall be entitled to receive such rounded up number of Warrant Shares or other Equity Securities.

6.                  No Rights as Shareholders; Transfer Books. Without limiting in any respect the provisions of the Transaction Agreement and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to (i) consent to any action of the shareholders of the Company, (ii) receive notice of or vote at any meeting of the shareholders, (iii) receive notice of any other proceedings of the Company, (iv) subject to Section 11(iii) below, receive cash dividends or similar distributions, and (v) exercise any other rights whatsoever, in any such case, as a stockholder of the Company prior to the date of exercise of this Warrant.

7.                  Charges, Taxes, and Expenses. Issuance of this Warrant and issuance of certificates for Warrant Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue, registration or transfer tax, assessment or similar governmental charge (other than any such taxes, assessments or charges in respect of any transfer occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes, assessments, charges and expenses shall be paid by the Company.

8.                  Transfer/Assignment.

(i)                 This Warrant may be transferred only in accordance with the terms of the Transaction Agreement. Subject to compliance with the first sentence of this Section 8(i) and the legend as set forth on the cover page of this Warrant and the terms of the Transaction Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the Designated Company Office. If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder shall be entitled to receive from the Company a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrant pursuant to this Section 8 shall be paid by the Company.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(ii)              If and for so long as required by the Transaction Agreement, any Warrant certificate or book-entry issued hereunder shall contain a legend as set forth in Section 4.2 of the Transaction Agreement.

9.              Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares. The Company shall maintain, or cause its transfer agent to maintain, a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the Designated Company Office, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.            Non-Business Day Extension. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

11.            Adjustments and Other Rights. The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 11 so as to result in duplication.

(i)                 Stock Splits, Subdivisions, Reclassifications, or Combinations. If the Company shall at any time or from time to time (a) declare, order, pay, or make a dividend or make a distribution on its Common Stock in additional shares of Common Stock, (b) split, subdivide, or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination, or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination, or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination, or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time).

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(ii)              Financing. If the Company shall at any time or from time to time after the Issue Date but on or prior to the six month anniversary of the Issue Date issue or commit pursuant to a definitive agreement to issue its Equity Securities in a financing for capital raising purposes (“Financing”), then the number of Warrant Shares issuable upon the exercise of this Warrant held by the Warrantholder shall be increased to a number equal to 19.999% of the outstanding shares of Common Stock on a fully diluted basis after giving effect to such Financing, including for avoidance of doubt, any Equity Securities that may be purchased upon exercise of any Person’s option to purchase additional Equity Securities in connection with such Financing. Any adjustment made pursuant to this Section 11(ii) shall become effective immediately after the later to occur of (1) consummation of the Financing or (2) the six month anniversary of the Issue Date. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 11(ii).

(iii)            Distributions. If the Company, at any time while this Warrant is outstanding, declares or makes any dividend or distributes to holders of shares of Common Stock (and not to the Warrantholder) evidences of its indebtedness or assets (including cash and cash dividends or property) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock, or other securities, property, or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement, or other similar transaction other than dividends or distributions pursuant to Section 11(i)) (collectively, a “Distribution”), then the Warrantholder will be entitled to participate in such Distribution and be deemed to have exercised, and be the holder of, Warrant Shares that are vested as of immediately before the record date of such Distribution. For clarity, Warrantholder will not be entitled to participate in any Distribution in connection with any Warrant Shares that are not vested as of immediately before the record date of such Distribution.

(iv)             Repurchases. If the Company shall at any time or from time to time effect Repurchases, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the date of first purchase of Equity Securities comprising such Repurchases by a fraction of which the numerator shall be (a) the product of (1) the number of shares of Common Stock outstanding immediately prior to the first purchase of Equity Securities comprising such Repurchases and (2) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases, minus (b) the Assumed Payment Amount, and of which the denominator shall be the product of (X) the number of shares of Common Stock outstanding immediately prior to the first purchase of Equity Securities comprising such Repurchases minus the number of shares of Common Stock so repurchased and (Y) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases. In such event, the number of Warrant Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by multiplying such number of Warrant Shares by the quotient of (A) the Exercise Price in effect immediately prior to the first purchase of Equity Securities comprising such Repurchases divided by (B) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 11(iv). For purposes of the foregoing, the “Assumed Payment Amount” with respect to any Repurchases shall mean the aggregate Market Price (in the case of securities) and/or Fair Market Value (in the case of cash and/or any other property), as applicable, as of such Repurchases, of the aggregate consideration paid to effect such Repurchases.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(v)               Acquisition Transactions. In case of any Acquisition Transaction or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 11(i)), notwithstanding anything to the contrary contained herein, (a) the Company shall notify the Warrantholder in writing of such Acquisition Transaction or reclassification as promptly as practicable (but in no event later than ten Business Days prior to the effectiveness thereof), (b) the Warrant Shares shall immediately vest fully and become nonforfeitable, and subject to clause (c) below, become immediately exercisable upon consummation of such Acquisition Transaction or reclassification, and (c) solely in the event of an Acquisition Transaction that is a Business Combination or a reclassification, the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the shares of Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification. In determining the kind and amount of stock, securities, or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder shall receive upon exercise of this Warrant. The Company, or the Person or Persons formed by the applicable Business Combination or reclassification, or that acquire(s) the applicable shares of Common Stock, as the case may be, shall make lawful provisions to establish such rights and to provide for such adjustments that, for events from and after such Business Combination or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Company shall not be a party to or permit any such Business Combination or reclassification to occur unless such provisions are made as a part of the terms thereof.

(vi)             Rounding of Calculations; Minimum Adjustments. All calculations under this Section 11 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 11 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, or more.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(vii)          Timing of Issuance of Additional Securities Upon Certain Adjustments. In any event in which (a) the provisions of this Section 11 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (b) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event issuing to such Warrantholder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment; provided, however, that the Company upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable) upon the consummation of such event.

(viii)        Statement Regarding Adjustments. Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 11, the Company shall promptly prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to the Warrantholder as promptly as practicable after the event giving rise to the adjustment.

(ix)             Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 11 (but only if the action of the type described in this Section 11 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind, or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed. In case of all other actions, such notice shall be given at least ten days prior to the taking of such proposed action unless the Company reasonably determines in good faith that, given the nature of such action, the provision of such notice at least ten days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.

(x)               Adjustment Rules. Any adjustments pursuant to this Section 11 shall be made successively whenever an event referred to herein shall occur. If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in the Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(xi)             No Impairment. The Company shall not, by amendment of its certificate of incorporation, bylaws, or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. In furtherance and not in limitation of the foregoing, the Company shall not take or permit to be taken any action that would (a) increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect or (b) entitle the Warrantholder to an adjustment under this Section 11 if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise in full of any and all outstanding Equity Securities (disregarding whether or not any such Equity Securities are exercisable by their terms at such time) would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

(xii)          Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 11, the Company shall promptly take any and all action which may be necessary, including obtaining regulatory or other governmental, The NASDAQ Global Select Market, or other applicable securities exchange, corporate, or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock, or all other securities or other property, that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 11.

(xiii)        No Adjustment for Permitted Transactions. Notwithstanding anything in this Warrant to the contrary, no adjustment shall be made pursuant to this Section 11 in connection with any Permitted Transaction.

12.            Beneficial Ownership Limitation.

(i)                 Notwithstanding anything in this Warrant to the contrary, the Company shall not honor any exercise of this Warrant, and a Warrantholder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on an applicable Notice of Exercise, such Warrantholder (together with such Warrantholder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, and any other applicable regulations of the Commission, including any Group of which the Warrantholder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Warrantholder and its Attribution Parties shall include the number of Warrant Shares issuable under the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (a) exercise of the remaining, unexercised portion of any Warrant beneficially owned by such Warrantholder or any of its Attribution Parties, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Warrantholder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 13, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and any other applicable regulations of the Commission. For purposes of this Section 13, in determining the number of outstanding shares of Common Stock, a Warrantholder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (X) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (Y) a more recent public announcement by the Company that is filed with the Commission, or (Z) a more recent notice by the Company or the Company’s transfer agent to the Warrantholder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Warrantholder, the Company shall, within three Trading Days thereof, confirm in writing to such Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including exercise of this Warrant, by such Warrantholder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Warrantholder. The Company shall be entitled to rely on representations made to it by the Warrantholder in any Notice of Exercise regarding its Beneficial Ownership Limitation. The Warrantholder acknowledges that the Warrantholder is solely responsible for any schedules or statements required to be filed by it in accordance with Section 13(d) or Section 16(a) of the Exchange Act.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

(ii)              The “Beneficial Ownership Limitation” shall initially be 4.999% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Warrant Shares pursuant to such Notice of Exercise (to the extent permitted pursuant to this Section 12); provided, however, that by written notice to the Company, which will not be effective until the 61st day after such notice is given by the Warrantholder to the Company, the Warrantholder may waive or amend the provisions of this Section 12 to change the Beneficial Ownership Limitation to any other number, and the provisions of this Section 12 shall continue to apply. Upon any such waiver or amendment to the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further waived or amended by the Warrantholder without first providing the minimum written notice required by the immediately preceding sentence. Notwithstanding the foregoing, at any time following notice of an Acquisition Transaction under Section 11(v) with respect to an Acquisition Transaction that is pursuant to any tender offer or exchange offer (by the Company or another Person (other than the Warrantholder or any Affiliate of the Warrantholder)), the Warrantholder may waive or amend the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company.

(iii)            Notwithstanding the provisions of this Section 12, none of the provisions of this Section 12 shall restrict in any way the number of shares of Common Stock which the Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that the Warrantholder may receive in the event of an Acquisition Transaction as contemplated in Section 11 of this Warrant.

13.            Governing Law and Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties expressly (a) submits to the personal jurisdiction and venue of the Chancery Court of Delaware, or if such court is unavailable, the United States District Court for Delaware (the “Chosen Courts”), in the event any dispute (whether in contract, tort, or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and waives any claim of lack of personal jurisdiction, improper venue and any claims that such courts are an inconvenient forum, and (c) agrees that it shall not bring any claim, action, or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the Chosen Courts, and in stipulated preference ranking, of the preceding clause (a). Each party agrees that service of process upon such party in any such claim, action, or proceeding shall be effective if notice is given in accordance with the provisions of this Warrant.

14.            Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

15.            Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

16.            Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by United Parcel Service or FedEx on an overnight basis, signature receipt required, one Business Day after mailing, (b) if sent by email, with a copy mailed on the same day (or next Business Day, if such day is not a Business Day) in the manner provided in clause (a) of this Section 16 when transmitted and receipt is confirmed, or (c) if otherwise personally delivered, when delivered with signature receipt required. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name:	Clean Energy Fuels Corp.
Address:	4675 MacArthur Court, Suite 800
Newport Beach, California 92660
Attn:	J. Nathan Jensen, SVP & Chief Legal Officr
Email:	nate.jensen@cleanenergyfuels.com

with a copy to (which copy alone shall not constitute notice):

Name:	O’Melveny & Myers LLP
Address:	610 Newport Center Drive, Suite 1700
Newport Beach, CA 92660
Attn:	Mark Peterson
Email:	mpeterson@omm.com

If to Amazon.com NV Investment Holdings LLC, to:

Name:	Amazon.com NV Investment Holdings LLC
c/o Amazon.com, Inc.
Address:	410 Terry Avenue North
Seattle, Washington 98109-5210
Attn:	General Counsel

with a copy to (which copy alone shall not constitute notice):

Name:	Gibson, Dunn & Crutcher LLP
Address:	1881 Page Mill Road
Palo Alto, California 94304
Attn:	Ed Batts, Esq.
Email:	ebatts@gibsondunn.com

17.            Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations, and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

18.            Specific Performance. The parties agree that failure of any party to perform its agreements and covenants under this Warrant, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated by this Warrant, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations under this Warrant, this being in addition to any other remedies to which the parties are entitled at law or equity.

19.            Limitation of Liability. No provision of this Warrant, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Warrant Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. The sole liability of the Warrantholder under this Warrant shall be the applicable aggregate Exercise Price if and when this Warrant is exercised in part or in whole.

20.            Interpretation. When a reference is made in this Warrant to “Sections” or “Annexes” such reference shall be to a Section of, or Annex to, this Warrant unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural and vice versa. References to “herein,” “hereof,” “hereunder,” and the like refer to this Warrant as a whole and not to any particular section or provision, unless the context requires otherwise. References to “parties” refer to the parties to this Warrant. The headings contained in this Warrant are for reference purposes only and are not part of this Warrant. Whenever the words “include,” “includes,” or “including” are used in this Warrant, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Warrant, as this Warrant is the product of negotiation between sophisticated parties advised by counsel. Any reference to a wholly owned subsidiary of a person shall mean such subsidiary is directly or indirectly wholly owned by such person. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Warrant, all references to any statute, rule, or regulation are to the statute, rule or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule, or regulation include any successor to the section.

[Remainder of page intentionally left blank]

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated: April 16, 2021

CLEAN ENERGY FUELS CORP.

By:	/s/ Robert M. Vreeland
	Name:	Robert M. Vreeland
	Title:	Chief Financial Officer

[Signature Page to Warrant]

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

Acknowledged and Agreed

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:	/s/ Alex Ceballos Encarnacion
	Name:	Alex Ceballos Encarnacion
	Title:	Authorized Signatory

[Signature Page to Warrant]

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

Annex A

[Form of Notice of Vesting Event]

Date:

TO:	Amazon.com, Inc.

RE:	Notice of Vesting Event

Reference is made to that certain Warrant to Purchase Common Stock, dated as of April 16, 2021 (the “Warrant”), issued to Amazon.com NV Investment Holdings LLC representing a warrant to purchase 53,141,755 shares of common stock of Clean Energy Fuels Corp. (the “Company”). Capitalized terms used herein without definition are used as defined in the Warrant.

The undersigned hereby delivers notice to you that a Vesting Event has occurred under the terms of the Warrant.

A.	Vesting Event. The following Vesting Event has occurred on or around [●], 20__.

____________________________

B.	Vested Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested under the terms of the Warrant is:

____________________________

C.	Exercised Warrant Shares. The aggregate number of Warrant Shares issuable upon exercise of the Warrant that have been exercised as of the date hereof is:

____________________________

D.	Purchase Price of Exercised Warrant Shares. The aggregate purchase price of the Warrant Shares that have been exercised as of the date hereof is:

____________________________

E.	Unexercised Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested but remain unexercised under the Warrant is:

____________________________

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

CLEAN	ENERGY FUELS CORP.

By:
Name:
Title:

Portions of this Warrant identified by [*] have been omitted pursuant to a request for confidential treatment and have been separately filed with the SEC.

Annex B

[Form of Notice of Exercise]

Date:

TO:	Clean Energy Fuels Corp.

RE:	Election to Purchase Shares of Warrant Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Warrant Shares set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock. A new warrant evidencing the remaining Warrant Shares covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder. Capitalized terms used herein without definition are used as defined in the Warrant.

Number of Warrant Shares with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to Section 3(ii)(b)(ii) of the Warrant, if any):
______________________________________

Method of Payment of Exercise Price (note if Cashless Exercise or Cash Exercise, in either case in accordance with Section 3 of the Warrant):
___________________________________

Aggregate Exercise Price: _______________________________

Holder:
By:
Name:
Title: